EXHIBIT (4)

MERRILL LYNCH & CO., INC.

(a Delaware corporation)

Liquid Yield Option™ Notes due 2031

(Zero Coupon — Senior)

SECOND SUPPLEMENTAL INDENTURE

Dated as of November 9, 2004

JPMORGAN CHASE BANK,

Trustee

™	Trademark of Merrill Lynch & Co., Inc.

SECOND SUPPLEMENTAL INDENTURE, dated as of November 9, 2004, between Merrill Lynch & Co., Inc., a Delaware corporation (the “Company”), and JPMorgan Chase Bank, a banking corporation organized and existing under the laws of the State of New York, as trustee (the “Trustee”), to that certain Indenture, dated as of May 23, 2001, as amended by the First Supplemental Indenture, dated as of November 1, 2004 (as amended, the “Original Indenture”).

W I T N E S S E T H:

WHEREAS, the parties hereto are parties to the Original Indenture; and

WHEREAS, the parties hereto desire to amend the Original Indenture and the Company’s Liquid Yield Option™ Notes due 2031 (Zero Coupon - Senior) (the “Securities”) pursuant to Section 9.01(e) of the Original Indenture as more fully set forth below;

NOW, THEREFORE, in consideration of the mutual promises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each party agrees for the benefit of the other party and for the equal and ratable benefit of the Holders of the Securities as follows:

ARTICLE I

DEFINITIONS

Unless otherwise defined herein, capitalized terms used herein shall have the respective meanings assigned thereto in the Original Indenture.

ARTICLE II

AMENDMENT

Section 2.01. Amendment of the Original Indenture. On and after the Amendment Effective Date (as defined below), the Original Indenture is hereby amended as follows:

(a) The first paragraph of Section 3.08 (including the bullet points) is hereby deleted in its entirety and amended as follows:

“Section 3.08. Purchase of Securities at the Option of the Holder. (a) General. If a Holder exercises its right to require the Company to repurchase the Securities, the Securities shall be purchased by the Company on May 23, 2004, December 10, 2004, May 23, 2005, May 23, 2006, May 23, 2011, May 23, 2016, May 23, 2021, and May 23, 2026 (each, a “Purchase Date”), at the purchase price of:

•	$546.56 per $1,000 of Principal Amount on May 23, 2004;

•	$554.40 per $1,000 of Principal Amount on December 10, 2004;

•	$558.93 per $1,000 of Principal Amount on May 23, 2005;

•	$571.58 per $1,000 of Principal Amount on May 23, 2006;

•	$639.23 per $1,000 of Principal Amount on May 23, 2011;

•	$714.90 per $1,000 Principal Amount on May 23, 2016;

•	$799.52 per $1,000 Principal Amount on May 23, 2021; and

•	$894.16 per $1,000 Principal Amount on May 23, 2026 (each, a “Purchase Price”, as applicable), at the option of the Holder thereof, upon:”

(b) Paragraph 7 of the form of Security attached as Exhibit A to the Original Indenture is hereby deleted in its entirety and amended as follows:

“7.	Purchase by the Company at the Option of the Holder.

Subject to the terms and conditions of the Indenture, the Company shall become obligated to purchase, at the option of the Holder, the Securities held by such Holder on the following Purchase Dates and at the following Purchase Prices per $1,000 Principal Amount, upon delivery of a Purchase Notice containing the information set forth in the Indenture, at any time from the opening of business on the date that is at least 20 Business Days prior to such Purchase Date until the close of business on the Business Day immediately preceding such Purchase Date and upon delivery of the Securities to the Paying Agent by the Holder as set forth in the Indenture.

Purchase Date	Purchase Price

May 23, 2004	$546.56
December 10, 2004	$554.40
May 23, 2005	$558.93
May 23, 2006	$571.58
May 23, 2011	$639.23
May 23, 2016	$714.90
May 23, 2021	$799.52
May 23, 2026	$894.16

At the option of the Holder and subject to the terms and conditions of the Indenture, the Company shall become obligated to purchase all or a portion of the Securities in integral multiples of $1,000 Principal Amount held by such Holder no later than 35 Business Days after the occurrence of a Change in Control of the Company occurring on or prior to May 23, 2006 for a Change in Control Purchase Price for each $1,000 Principal Amount of such Securities equal to the Issue Price plus accrued Original Issue Discount to the Change in Control Purchase Date, which Change in Control Purchase Price shall be paid in cash.

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Holders have the right to withdraw any Purchase Notice or Change in Control Purchase Notice, as the case may be, by delivering to the Paying Agent a written notice of withdrawal within the times and otherwise in accordance with the provisions of the Indenture.

If cash sufficient to pay the Purchase Price or Change in Control Purchase Price, as the case may be, of all Securities or portions thereof to be purchased as of the Purchase Date or the Change in Control Purchase Date, as the case may be, is deposited with the Paying Agent on the Purchase Date or the Change in Control Purchase Date, as the case may be, Original Issue Discount and contingent interest, if any, shall cease to accrue on such Securities (or portions thereof) immediately after such Purchase Date or Change in Control Purchase Date, as the case may be, and the Holder thereof shall have no other rights as such (other than the right to receive the Purchase Price or Change in Control Purchase Price, as the case may be, if any, upon surrender of such Security).”

ARTICLE III

MISCELLANEOUS

Section 3.01. Effectiveness. This Second Supplemental Indenture shall become effective as of the date (the “Amendment Effective Date”) when each of the parties hereto shall have received counterparts hereof signed by the other party hereto. Upon the effectiveness hereof, all references in the Original Indenture to “this Indenture” or the like shall refer to the Original Indenture as further amended hereby.

Section 3.02. Governing Law. THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

Section 3.03. Multiple Originals. The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Indenture.

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SIGNATURES

IN WITNESS WHEREOF, the undersigned, being duly authorized, have executed this Second Supplemental Indenture on behalf of the respective parties hereto as of the date first above written.

MERRILL LYNCH & CO., INC.

By	/S/ JOHN LAWS
Name:	John Laws
Title:	Assistant Treasurer

JPMORGAN CHASE BANK

By:	/S/ ALBERT MARI, JR.
Name:	Albert Mari, Jr.
Title:	Vice President